Exhibit 10.23

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is entered into as of January 19, 2016 (the “Effective Date”) by and between 6340 International, LTD, a Texas limited partnership (“Landlord”), and Interface Security Systems, L.L.C., a Louisiana limited liability company, successor by merger with Westec Acquisition Corp., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated March 2, 2011 (“Lease”) for Suite 100 consisting of 24,983 rentable square feet (“Leased Premises”) in a building containing approximately 30,100 rentable square feet, located at 6340 International Parkway, Plano, Texas 75093, and as further described in the Lease (the “Property”);

WHEREAS, the Term of the Lease is scheduled to expire on June 30, 2016;

WHEREAS, Landlord and Tenant desire to amend and modify certain provisions of the Lease to, among other things, extend the Term of the Lease, upon the terms and conditions set forth in the Lease as modified by the provisions of this First Amendment;

WHEREAS, Tenant desires to and the Landlord is willing to further amend the Lease to provide for certain Landlord improvements, upon the terms and conditions set forth in the Lease as modified by the provisions of this First Amendment; and

WHEREAS, Landlord and Tenant desire to enter into this First Amendment to evidence the renewal and extension of the Lease as provided herein.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties agree as follows:

1.        Definitions; References. Unless otherwise specifically defined in this First Amendment, each term used herein which is defined in the Lease shall have the meaning assigned to such term in the Lease. Each reference to “hereof”, “hereunder”, “herein”, “hereby”, and each other similar reference and each reference to “this Lease”, and each other similar reference contained in the Lease shall from the date of this First Amendment refer to the Lease as amended by this First Amendment.

2.        Amendments to the Lease. As of the Effective Date, the Lease is hereby amended as follows:

(a)The following sentence shall be inserted at the end of Section 1.03 of the Lease:

“On June 30, 2016, the Term of the Lease shall be extended for a period of one hundred twenty-nine months (129) months (the “First Extension Term”), commencing on July 1, 2016 (the “First Extension Term Commencement Date”) and ending on March 31, 2027 (the “First Extension Term Expiration Date”).

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From and after the date of this First Amendment, the “Term” shall include the First Extension Term.

(b) The following sentence shall be inserted at the end of Paragraph (a) of Section 1.04 of the Lease:

“During the First Extension Term, the Base Rent for the Leased Premises shall be as follows:

Period	Base Rent Per Square Foot of Leased Premises	Base Rent per Month
July 1, 2016 - March 31, 2017	$0.00	$0.00
April 1, 2017 - March 31, 2022	$16.25	$33,831.15
April 1, 2022 - September 30, 2024	$17.00	$35,392.58
October 1, 2024 - March 31, 2027	$17.50	$36,433.54

(c)The following sentence shall be inserted at the end of Paragraph (b) of Section 1.04 of the Lease:

“Landlord and Tenant acknowledge that Landlord is in receipt of $24,983 from Tenant. Tenant shall provide an additional Security Deposit of $24,983 by March 1, 2016, which shall be subject to the provisions of Section 2.07 of the Lease.”

(d)Base Year. During the First Extension Term, the “Base Year” for Operating Expenses shall be the calendar year ending December 31, 2016. For all periods prior the First Extension Term, Landlord shall compute and Tenant shall pay Additional Rent based on the Base Year being the fiscal year end March 31, 2012.

(e)The first full paragraph of Section 1.07 of the Lease and subparagraphs (a) thereof are hereby deleted in their entirety and replaced with the following:

“Tenant has the right to extend the Term of the Lease for one (1) additional term of five (5) years beyond the First Extension Term upon the same terms and conditions of this Lease at Base Rent equal to the greater of (a) the Base Rent per square foot of Leased Premises paid in the last month of the First Extension Term and (b) 95% of the then prevailing rent (“Fair Market Value”) for similar single story buildings within a two mile radius of the Property (the “Market Area”) taking into consideration expense reimbursements, use, location, size of space, leasehold improvements provided, quality, age, and location of the

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building, financial status of tenant, rental concessions, other inducements, and the contract date; provided that (i) Tenant notifies Landlord of its election to exercise such right at least nine (9) months prior to the First Extension Term Expiration Date; (ii) at the time of Tenant’s exercise of such right, there is no existing uncured Default of which Landlord has given notice and which Tenant has not remedied; (iii) the Lease has not terminated; and (iv) Tenant (as distinguished from a subtenant or assignee of the Lease) remains in possession of the Leased Premises.”

(f)The following sentence shall be inserted at the end of Section 5.01 of the Lease:

“Notwithstanding anything contained in this Lease to the contrary, prior to June 30, 2016 and at Landlord’s sole cost and expense, Landlord shall (i) provide Tenant with a $4,000.00 credit for any HVAC repair expenses; (ii) repair any roof leaks identified by Tenant; (iii) make all repairs and alterations necessary to prevent water infiltration at the east and west pedestrian entrances to the Leased Premises; (iv) repaint the exterior of the building in which the Leased Premises are located; (v) assist Tenant in investigating alternative fire suppressions systems in the server room; and (vi) assist Tenant in investigating automatic startup switch for UPS system.”

(g)The first two sentences of Section 6.02 of the Lease are hereby deleted in their entirety and replaced with the following:

“Landlord shall provide Tenant with an allowance of $374,745 (the “Tenant Improvement Allowance”) in consideration of Tenant’s cost for refurbishment of and improvements to the Leased Premises to be applied towards all hard and soft costs of the Tenant Improvements identified in the work letter attached hereto and incorporated herein by this reference as Exhibit “C” (the “Work Letter”). Landlord shall perform the refurbishment of and improvements to the Leased Premises in accordance with the Work Letter. The Tenant Improvement Allowance shall be disbursed by Landlord in accordance with Article 8 of the Work Letter. Tenant shall have the option, which shall be exercised by Tenant providing written notice to Landlord on or before June 30, 2016, to increase the Tenant Improvement Allowance by an amount not to exceed $142,650 (the “Additional TI Allowance”). In the event such option is exercised by Tenant, (a) the Base Rent per month provided in Section 1.04(a) for the period April 1, 2017 through March 31, 2027 shall be increased by 1.32151% of the amount of the Additional TI Allowance provided by Landlord, and (b) Tenant and Landlord shall execute a certificate stipulating the Base Rent as adjusted which such certificate shall be attached to this Lease Amendment as Exhibit D.”

(h)Section 9.02 is hereby deleted in its entirety and is replaced with the following:

“9.02 Tenant Assignment. Tenant may assign the Lease or sublease all or any portion of the Leased Premises to any parent company, subsidiary, affiliate, or successor entity of Tenant without the Landlord’s consent; however, Tenant

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shall immediately notify Landlord of such assignment. Tenant shall not assign or sublease, in whole or in part, this Lease, or allow it to be assigned or subleased, to an unaffiliated entity, in whole or in part, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed by Landlord. In the event of a sublease, the Tenant shall remain wholly liable for the Lease; provided, however, in the event of any complete assignment of this Lease, in which Tenant has obtained Landlord’s consent in accordance with this Section, Landlord shall release Tenant from its obligations under this Lease. No assignee or subtenant of the Leased Premises or any portion thereof may assign or sublet the Leased Premises or any portion thereof.”

(i)	Section 9.03 of the Lease is hereby deleted in its entirety and is replaced with the following:

“9.03 Conditions of Assignment or Sublease. If Tenant desires to assign or sublet all or any part of the Leased Premises to an unaffiliated entity, Tenant shall provide written notice Landlord at least fifteen (15) days in advance of the date on which Tenant desires to make such assignment or sublease. Tenant shall provide a copy of the letter of intent or proposed assignment or sublease and such other information as Landlord may reasonably request concerning the proposed subtenant or assignee to make informed judgments about the financial condition, reputation, operations and general desirability of such proposed subtenant or assignee. Within fifteen days (15) days of Landlord’s receipt of Tenant’s notice of proposed assignment or sublease, Landlord shall provide Tenant with notice in writing of either (a) its consent to such proposed assignment or sublease or (b) its refusal to consent to such proposed assignment or sublease. If the rent, bonus, or any other consideration due and payable by any assignee or subtenant under any such permitted assignment, after Tenant first recoups its out of pocket leasing costs in connection with the assignment or sublease, exceeds the Rent payable under this lease for such space, Tenant shall pay to Landlord fifty percent (50%) of all such excess rent, bonus and other excess consideration within ten (10) days following receipt thereof by Tenant.”

3.    Brokerage. Tenant warrants to Landlord that Tenant has not dealt with any broker or agent in connection with the negotiation or execution of this First Amendment other than Cushman & Wakefield of Texas, Inc. (“Tenant’s Broker”). Any commission or other fee due to Tenant’s Broker arising from this First Amendment shall be paid by Landlord pursuant to a separate agreement between Landlord and Tenant’s Broker. Landlord warrants to Tenant that Landlord has not dealt with any broker or agent in connection with the negotiation or execution of this First Amendment other than Jones Lang LaSalle (“Landlord’s Broker”). Any commission or other fee due to Landlord’s Broker arising from this First Amendment shall be paid by Landlord pursuant to a separate agreement between Landlord and Landlord’s Broker. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under such party with respect to this First Amendment.

4.    Acknowledgement of Tenant Merger. The parties acknowledge that on or about September 30, 2013, Westec Acquisition Corp., a Delaware corporation merged with Interface Security

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Systems, L.L.C., a Louisiana limited liability company, with Interface Security Systems, L.L.C., being the surviving entity.

5.    Guaranty of Lease. The Guaranty of Lease dated April 23, 2012 between Landlord and Interface Security Systems, L.L.C. is hereby terminated. All references to “Tenant” contained in the Lease shall be to Interface Security Systems, L.L.C. Concurrently with the execution of this First Amendment, Interface Security Systems Holdings, Inc., a Delaware corporation, shall execute and deliver to Landlord a Guaranty of Lease in the form attached hereto as Exhibit “E”.

6.    Binding Effect.     Except as modified hereby, the Lease shall remain in full effect and this First Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall prevail.

7.    Signatures; Counterparts.

(a)    For purposes of executing this First Amendment, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier or submitted in portable document format (PDF) is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile, telecopy or PDF document is to be re-executed in original form by the parties who executed the facsimile, telecopy or PDF document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine or via email as a defense to the enforcement of this First Amendment.

(b)    This First Amendment may be executed by the parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

8.    Entire Agreement. This First Amendment, in conjunction with the Lease, constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes all oral and written agreements and understandings made and entered into by the parties prior to the date hereof.

9.    Governing Law. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas. If any provision of this First Amendment or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of the Lease shall not be affected thereby and each provision of this First Amendment shall be valid and enforceable to the fullest extent permitted by law.

[Remainder of Page Intentionally Left Blank]
[Signature(s) Page to Follow]

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COUNTERPART SIGNATURE PAGE TO
FIRST AMENDMENT TO LEASE

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first written above.

LANDLORD:

6340 International, LTD,
a Texas limited partnership

By: Orion Realty Advisors, Inc., a Texas     corporation, its property manager
By: /s/ Joseph W. Dingman
Name: Joseph W. Dingman
Title: President

TENANT:

Interface Security Systems, L.L.C.,
a Louisiana limited liability company

By: /s/ Michael J. McLeod             Name: Michael J. McLeod
Title: President & Chief Operating Officer

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EXHIBIT “C”

Work Letter

This Work Letter (the “Work Letter”) is dated as of the Effective Date and is attached to and made a part of the First Amendment to Lease dated as of January 19, 2016 (the “First Amendment”). The terms, definitions, and other provisions of the Lease as amended by the First Amendment are hereby incorporated into this Work Letter by reference as if set forth herein. In the event of any inconsistencies between this Work Letter and the provisions of the First Amendment, the provisions of the First Amendment shall control. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Lease, as amended by the First Amendment.
In Consideration of the execution of the First Amendment by the parties and the mutual covenants and conditions hereinafter set forth, Landlord and Tenant acknowledge and agree that this Work Letter and the terms hereof shall govern construction of the Tenant Improvements.

1.	Intentionally deleted.

2.    Completion of Tenant Improvements: Tenant intends to construct, or have Landlord construct, certain improvements within the Leased Premises (the “Tenant Improvements”), which shall be constructed in accordance with the terms of this Work Letter.
3.    Plans; Changes to Plans; Delays:
(a)    Tenant Improvement Plans: Landlord shall provide all building plans in its possession to Tenant. On or before the date specified in the Construction Schedule (such Construction Schedule is to be hereafter prepared and approved by both parties and deemed incorporated herein pursuant to the terms of Paragraph 7 below), Tenant shall submit to Landlord the plan which shows the location of the proposed walls and doors and room descriptions for the Tenant Improvements (the “Space Plan”). The Space Plan is subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant and Landlord agree to work together to mutually agree on the Space Plan on or before the date specified in the Construction Schedule. The date that the Space Plan has been approved by Landlord and Tenant shall be the “Space Plan Approval Date”. The approved Space Plan will be attached to this Work Letter as EXHIBIT “C-1”. Tenant and Landlord acknowledge that the approved Space Plan will be preliminary and will need to be refined and finalized in order to provide for the final Tenant Improvements to be made in the Leased Premises. After the Space Plan Approval Date, Tenant shall be responsible for the development and preparation of the final plans and specifications for the Tenant Improvements (the “Tenant Improvements Plans and Specifications”), which plans and specifications shall be (i) generally in accordance with the Space Plan as modified by such changes as may be reasonably acceptable to both parties in their reasonable opinion, (ii) in accordance with the Building Standard Materials and Specifications attached to this Work Letter, and (iii) in accordance with the applicable City of Plano building codes and ordinances. To complete the Tenant Improvements Plans and Specifications, Landlord and Tenant agree that Reynolds, Smith & Hills will serve as architect (the “Architect”) for preparation of the Tenant Improvements Plans and Specifications (unless the parties mutually agree otherwise). The Tenant Improvements Plans and Specifications will also include, to the extent necessary, electrical and plumbing drawings sealed by a registered State of Texas engineer to be prepared by NELCO, which is the engineering firm designated by Tenant (the “Electric and Plumbing Engineer”). Tenant agrees to contract with and Landlord agrees to pay a reasonable market fee to the Architect and Electric and Plumbing Engineer for the Tenant Improvements Plans and Specifications preparation. The mechanical plans for the HVAC System for the Leased Premises shall be prepared by 24 Hour Inc. or an alternate Mechanical Engineer approved by Landlord and Tenant. Interior design, furniture selection and placement design, telecommunication planning and wiring design, move coordination and special finishes are the separate responsibility of Tenant and are not included in the Tenant Improvements Plans and Specifications. The costs for preparation of the Space Plan, the Tenant Improvements Plans and Specifications and the electrical and plumbing drawings are considered “Architect’s Fees”. The Architect shall also provide normal and customary construction administration services in its capacity as Architect as part of the Architect’s Fees. The Architect’s Fees will be paid by Landlord out of the Tenant Improvement Allowance and/or, if applicable, the Additional TI Allowance (hereinafter, the “Tenant Allowance” shall collectively refer to the Tenant Improvement Allowance and, if the additional Tenant improvement allowance option is exercised by Tenant as set forth in Section 6.02 of the Lease, the Additional TI Allowance) in accordance with the terms and provisions of this Work Letter. A list of the final Tenant Improvements Plans and Specifications as agreed upon by Tenant and Landlord shall be initialed by both parties and attached hereto as Exhibit “C-2”, and made a part hereof. Such final, approved plans and specifications shall be called the “Tenant Improvements Plans and Specifications”. In the event the Tenant Improvements Plans and Specifications have not been finalized in form and substance sufficient to obtain all applicable building and other permits for the Tenant Improvements on or prior to the date set forth on the Construction Schedule (as hereinafter defined) due to any direct action or inaction of Tenant only, then such failure shall constitute a “Tenant Delay” as hereinafter defined. If the failure to finalize such Tenant Improvements Plans and Specifications on or prior to the date set forth on the Construction Schedule is due to any direct action or inaction of Landlord only, then such failure shall constitute a “Landlord Delay” as hereinafter defined. Any changes to the final Tenant Improvements Plans and Specifications shall be handled in accordance with the provisions of Paragraph 3(b) below.
(b)    Changes to Plans and Specifications: No material changes shall be made by either party in or to the final Tenant Improvements Plans and Specifications approved by both parties unless such changes are first approved in writing by the other party, which approval will not be unreasonably withheld, conditioned or delayed. Each party agrees to process the approval for any requested change within two (2) business days after receipt of same. The party requesting such Tenant Change shall also cause the Designated Contractor (as hereinafter defined) promptly to estimate the increased costs and estimated delay in completing the Tenant Improvements, if any, which would result from the proposed Tenant Change and to report such estimates to Tenant. Prior implementation of such Tenant Change, Tenant must agree, in writing, within two (2) business days after receipt of the estimated cost and delay from Designated Contractor, to pay for any increased costs associated with such Tenant Change that exceed the Tenant

Allowance. No Tenant Change shall be deemed approved by Tenant unless and until Tenant shall have notified Landlord in writing of Tenant’s willingness to pay for such Tenant Change (if any increased cost is attributable to same). Tenant shall have the right to withdraw any Tenant Change for any reason.
(c)    Delays; Force Majeure:
(i)    Landlord Delays; Tenant Delays. As currently contemplated, the Estimated Completion Date for the Tenant Improvements is September 30, 2016. Landlord shall be responsible for any delays in reaching the Estimated Completion Date which are directly attributable to Landlord’s conduct (“Landlord’s Delays”). Tenant shall be responsible for any delays in reaching the Estimated Completion Date which are directly attributable to Tenant’s conduct (“Tenant’s Delays”). If the Landlord is constructing the Tenant Improvements and if construction is not Substantially Complete (except for Tenant Delays and except for delays arising from Force Majeure (as defined in subsection ii herein) within sixty (60) days following the Estimated Completion Date, Tenant shall have the right (upon written notice to the other Landlord) to, diligently complete the Tenant Improvements, and Landlord will reimburse Tenant for the reasonable actual cost incurred by Tenant to complete the Tenant Improvements (the “Construction Payment”). Upon Substantial Completion of the Tenant Improvements by Tenant, Tenant shall send Landlord a written invoice along with receipted bills and lien waivers associated with the Construction Payment (the “Construction Payment Invoice”). If Landlord does not reimburse Tenant for the Construction Payment due to Tenant within 30 days after receiving the Construction Payment Invoice, Tenant may offset Base Rent payable by Tenant hereunder up to the amount of the Construction Payment due to Tenant.
(ii)    Force Majeure. The delay in the performance by either party hereunder shall not be deemed to be either a Landlord Delay or a Tenant Delay if such delay arises from Force Majeure (as defined in Section 13.02 of the Lease). Notwithstanding the foregoing, nothing shall excuse any delay in either party’s payments of money due hereunder.
4.    Construction Standards and Obligations:
The Tenant Improvements shall be constructed by Tenant and its contractors and representatives in a good and workmanlike manner and shall comply as of the actual date of Substantial Completion with all applicable laws and requirements of the governmental authorities having jurisdiction, including but not limited to the requirements of the Americans with Disabilities Act. Tenant shall have the obligation to obtain all permits and governmental approvals required for completion of the Tenant Improvements and shall maintain for inspection by Landlord copies of all approvals, permits, inspections, reports and other governmental consents obtained by Tenant and shall provide Landlord with copies of same upon request. Notwithstanding anything to the contrary contained herein, the Tenant shall have the right to require the Landlord to construct the Tenant Improvements in accordance with this Work Letter. In the event the Tenant does require the Landlord to construct the Tenant Improvements, all such construction obligations of Tenant set forth herein shall be the Landlord’s construction obligations.

5.    SELECTION OF CONTRACTORS; BIDDING:
Within 2 days after the approval of the Tenant Improvements Plans and Specifications by Landlord and Tenant, Tenant agrees to submit the Tenant Improvements Plans and Specifications to ICI Construction (or alternate contractor mutually agreed upon by Landlord and Tenant) with a request for a construction bid, which bid shall include bids from 3 sub-contractors in each major category (the “ICI Bid”). In addition within 2 days after the approval of the Tenant Improvements Plans and Specifications by Landlord and Tenant, Tenant may request a 2nd bid from a Qualified Contractor mutually acceptable to Tenant and Landlord (the “2nd Contractor”). The ICI Bid and the bid from the 2nd Contractor shall be due to Landlord and Tenant within 14 days after requested by Landlord. A “Qualified Contractor” shall be a contractor which has at least 5 years of experience working in the Dallas/Fort Worth market on jobs similar to the size, complexity and scope of this project, has insurance consistent with the requirements of Landlord and has adequate financial strength, staff and subcontractors to complete this project on a schedule consistent with the terms of this Work Letter.

Tenant shall be entitled to supply names of licensed contractors to Landlord. Promptly following the receipt of the ICI Bid (and if applicable the 2nd bid from the 2nd Contractor), Landlord and Tenant shall confer with one another to review the bids and shall select the general contractor with whom Tenant will contract for the construction of the Tenant Improvements. The contractor so selected shall be referred to herein as the “Designated Contractor”. Tenant agrees to complete the Tenant Improvements substantially in accordance with the Tenant Improvements Plans and Specifications by entering into a construction contract with the Designated Contractor (the “Designated Contractor Agreement”). Tenant shall promptly provide Landlord with a copy of the Designated Contractor Agreement.
6.    Landlord’s Obligations: Landlord may monitor and oversee all phases of construction of the Tenant Improvements.
7.    Construction Budget and Schedule: The amount in the Designated Contractor Agreement shall be designated as the “Final Budget” and will be attached to this Work Letter as EXHIBIT “C-3”. Changes to such Final Budget shall be processed in accordance with the provisions of Paragraph 3 of this Work Letter and any such changes shall be noted in a written document amending such Final Budget. Landlord must allow Tenant to review all aspects of the Final Budget and must maintain its books and records such that Tenant may review and inspect same. Landlord and Tenant have prepared a construction schedule ("Construction Schedule") (containing certain milestone construction dates) for the Tenant Improvements to be made. Construction Schedule is attached hereto as Exhibit "C-4" and made a part hereof. Changes to the Construction Schedule shall be processed in accordance with the provisions of Paragraph 3 of this Work Letter and any such changes shall be noted in a written document amending such Construction Schedule. It is anticipated that any change to Construction Schedule processed in accordance with the provisions of this paragraph will most likely cause a corresponding change in all other dates which follow, such that the amount of time between the dates set forth on such Construction Schedule shall continue with the same time periods on any revised Construction Schedule.
8.    Costs; Tenant Allowance: Landlord will pay to Tenant the Tenant Allowance for payment of any or all of the following expenses: (a) all costs, expenses and fees actually incurred by or on behalf of Tenant in connection with the Tenant Improvements as set forth in the Final Budget as modified by changes, including without limitation (i) the Architect’s Fees, engineering and design costs, if any, incurred by Tenant in connection with the Tenant Improvements Plans and Specifications, and (ii) the cost charged to Tenant by the Designated Contractor and all associated subcontractors for performing such construction of the Tenant Improvements; and (b) any and all real estate-related expenses and Tenant specialty work (collectively, the “Reimbursable Costs”). Tenant is responsible for all costs of the Tenant Improvements to the extent such costs are not paid by the Tenant Allowance. The Tenant Allowance shall be disbursed by Landlord to Tenant directly, from time to time but no more than once per month, within ten (10) days of receipt (“Payment Date”) of a disbursement request from Tenant, attaching applicable invoices and lien waivers from all contractors and subcontractors for that portion of the Tenant Improvements allocable to the requested disbursement. In the event Landlord fails to pay Tenant the Allowance as set forth herein, from the Payment Date until the unpaid portion thereof is received by Tenant, (i) the unpaid portion thereof shall bear interest at 10% per annum, and (ii) Tenant's Base Rent and Additional Rent shall abate. The Tenant Allowance does not include any Landlord construction fees, Landlord overhead or profit, excess materials for building stock, and payment and performance bonds. Landlord will in no event charge any construction administration fees, supervisory fees, coordination fees or fees for overhead or profit in the construction of the Tenant Improvements with respect to Landlord or its agents or employees involved in the construction of the Tenant Improvements. In addition, during the construction of the Tenant Improvements and Tenant’s relocation to the Leased Premises, Tenant shall not be charged for the use of elevators, hoists, loading docks, parking lots and facilities or utilities (but only in connection with the construction and relocation activities and not in connection with Tenant’s on-going occupancy pursuant to the terms of the Lease).
9.    Materials:     All construction of Tenant Improvements shall use new materials, fixtures and equipment of good quality which shall be in accordance with the Tenant Improvements Plans and Specifications. Tenant and any contractor or subcontractor constructing the Tenant Improvements shall not be required to purchase building stocked materials. Notwithstanding anything contained herein to the contrary, Landlord shall have the right to substitute equal or better quality materials or components when and if specified materials or components are not readily available, provided that Landlord shall obtain Tenant’s consent to same which consent shall not be unreasonably withheld, conditioned or delayed and any additional cost shall not be included in the Tenant Allowance and shall be the sole cost and expense of Landlord.
10.    Construction Activities and Access by Tenant: It is understood that the Tenant Improvements will be constructed during the time that Tenant is occupying the current Leased Premises and to that end, Landlord and Tenant agree to work together to develop staging and phasing for progression of the construction activities in such a way as to minimize interference with Tenant’s on-going conduct of business in the Leased Premises.
11.    Completion of Work; Punch List Items; Force Majeure:

(a)
Substantial Completion Defined. The Tenant Improvements shall be Substantially Complete (as hereinafter defined) in accordance with the Tenant Improvements Plans and Specifications such that the Leased Premises are ready for use and occupancy by Tenant on the Estimated Completion Date, subject to extension for delays described in Paragraph 3 of this Work Letter. “Substantially Complete” and “Substantial Completion” of the Tenant Improvements shall mean: (1) all of the Tenant Improvements shall have been completed in accordance with the Tenant

Improvement Plans (as may be modified by change orders) except for Punch List Items (as hereinafter defined); and (2) Landlord (with the cooperation of Tenant) shall have obtained a Certificate of Occupancy from the City of Plano permitting legal use of the Leased Premises for the purposes in the Lease, subject only to Punch List Items.

(b)
Punch List Items. The term “Punch List Items” shall mean details of construction, decoration, and mechanical adjustment which in the aggregate, are minor in character and do not materially interfere with the Tenant’s use or enjoyment of the Leased Premises. Punch List Items shall be completed within thirty (30) days after Substantial Completion and Tenant shall be granted rights of access to the Leased Premises after the date of Substantial Completion for the purposes of completing such Punch List Items.

12.    Warranties: Tenant shall secure from the Designated Contractor a warranty (the “Warranty Document”) that the Tenant Improvements installed by the Designated Contractor will be free from any defects for a period of one year following the date the Tenant Improvements are Substantially Complete. Tenant shall cause the Designated Contractor performing the Tenant Improvements to deliver to Tenant a copy of such Warranty Agreement whereby the Designated Contractor is responsible for all repairs for defects in the Tenant Improvements installed by the Designated Contractor, (a) the need for which becomes apparent within one (1) year after the date the Tenant Improvements are Substantially Complete, (b) which are caused by defective workmanship or materials in connection with the construction of the Tenant Improvements, and (c) notice of which shall have been given to Landlord and to such Designated Contractor within such one (1) year period. In addition, for so long as such warranties are in effect, Tenant will use commercially reasonable efforts to enforce any warranties extended to Tenant covering the Tenant Improvements and any warranties covering any of the equipment or fixtures installed as part of the Tenant Improvements.
13.    Cooperation: Throughout the entire process of completing the construction of the Tenant Improvements, each party shall cooperate with the other to provide promptly any additional information and details and to respond promptly to any requests reasonably requested by such party regarding such construction and any other requests of such party. Each party shall consider reasonable alternatives and solutions to any disputed elements in the construction and act in a timely manner with reasonable cooperation to provide maximum flexibility in completing the construction.
14.    Removal of Debris. During construction of the Tenant Improvements, the Designated Contractor is responsible for the removal of all debris within the Leased Premises except debris created by Tenant or its contractors. Upon Substantial Completion of the Tenant Improvements, Landlord shall leave the Leased Premises in a broom-clean and serviceable condition.
[End of Work Letter; Exhibit C-1 through C-5 follow]

Exhibit “C-1”

Space Plan

Exhibit “C-2”

Tenant Improvements Plans list

(To be attached when finalized)

Exhibit “C-3”

Final Budget

(To be attached when finalized)

Exhibit “C-4”

Construction Schedule

(To be attached when finalized)

Exhibit “C-5”

Contractor Insurance Requirements

All contractors and subcontractors performing any portion of Tenant Improvements shall (a) carry the insurance listed below with companies reasonably acceptable to Landlord; and (b) furnish Certificates of Insurance to Landlord evidencing required coverages at least 10 days prior to entry in the Building or Leased Premises. Certificates of Insurance must provide for 30 days prior written notice of cancellation, non-renewal or material reduction in coverage to Landlord.

1.	Workers Compensation: Statutory coverage in compliance with Workers Compensation Laws of the state in which the Land is located.

2.    Employers’ Liability: With the following minimum limits of liability:
$100,000    Each Accident
$500,000    Policy Limit
$100,000    Each Employee

3.
Commercial General Liability: (1986 ISO Form or its equivalent): This insurance must provide contractual liability and a general aggregate limit on a per location or on a Real Property basis. The minimum limits must be $2,000,000 general aggregate and $1,000,000 per occurrence.

4.
Automobile Liability: Insurance for claims arising out of ownership, maintenance, use of owned, non-owned, and hired motor vehicles at, upon, or away from the Real Property with the following minimum limits:

$1,000,000 Each Accident Single Limit Bodily Injury and Property Damage combined.

5.	Umbrella: At least Following Form Liability Insurance, in excess of the Commercial General Liability, Employers Liability and Automobile Insurance above, with the following minimum limits:
$2,000,000    Each Occurrence
$2,000,000    Aggregate - Where applicable

6.    General Requirements: All policies must be:

•	written on an occurrence basis and not on a claims-made basis;

•	except for the Workers Compensation Insurance, endorsed to name as additional insureds Landlord and its officers, directors, employees, agents and assigns; and

•	endorsed to waive any rights of subrogation against Landlord and its officers, directors, employees, agents and assigns.

EXHIBIT “E”

GUARANTY OF LEASE

THIS GUARANTY OF LEASE (herein referred to as the “Guaranty”) is made and entered into as of January 19, 2016, by the undersigned, INTERFACE SECURITY SYSTEMS HOLDINGS, INC., a Delaware corporation (“Guarantor”), for the benefit of 6430 INTERNATIONAL, LTD., a Texas limited partnership (the “Landlord”).

WITNESSETH THAT:

WHEREAS, pursuant to the provisions of a certain Office Lease (the “Lease”) dated March 2, 2011, as amended by that certain First Amendment to Lease dated of even date herewith, between the Landlord and Interface Security Systems, L.L.C., a Louisiana limited liability company, successor by merger with Westec Acquisition Corp., a Delaware corporation (the “Tenant”), the Landlord leases to Tenant and Tenant leases from Landlord approximately 24,983 square feet situated on the property described as 6340 International Parkway , Suite 100, Plano, Texas 75093 (the “Premises”);

WHEREAS, in connection with the First Amendment to the Lease, the Landlord is providing to Tenant a Tenant Improvement Allowance (as defined in the Lease) and may provide to Tenant an Additional TI Allowance (as defined in the Lease);

WHEREAS, as a condition to Landlord providing the Tenant Allowance and the Additional TI Allowance to Tenant, Landlord requires Guarantor to guarantee the full payment of all sums payable by Tenant pursuant to the Lease; and

WHEREAS, Guarantor desires to induce Landlord to provide the Tenant Allowance and the Additional TI Allowance by giving its guaranty;

NOW, THEREFORE , in consideration of Landlord providing the Tenant Allowance and the Additional TI Allowance to Tenant, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce Landlord to provide the Tenant Allowance and the Additional TI Allowance to Tenant, Guarantor hereby agrees that:

1.Guarantor unconditionally, absolutely and irrevocably guarantees to Landlord and Landlord’s successors and assigns, the full, prompt and complete payment of all sums payable by Tenant under the Lease, including the payment of all rental and other charges to accrue thereunder and all damages that may arise as a consequence of the nonperformance by Tenant of any covenants, obligations or duties of Tenant under the Lease, but solely to the extent such damages are expressly recoverable by Landlord pursuant to the Lease. In no event shall the Guarantor have any payment obligations (or other obligations) to Landlord which are different from those of Tenant pursuant to the Lease. Accordingly, it is expressly understood and agreed that all conditions, limitations, exclusions, adjustments and remedies applicable to Tenant’s obligations, covenants and agreements under the Lease shall likewise be applicable to any determination of any obligations or liability of Guarantor under this Guaranty. The parties agree that all limitations of liability and exclusions of damages contemplated under the Lease shall at all times apply to Guarantor’s obligations and liability under this Guaranty and any amounts paid by Tenant (or any of its respective subsidiaries) in the form of a settlement or award (or otherwise) under the Lease will be deducted from any calculation of damages or other amounts awarded or settled upon between Guarantor and Landlord for the purposes of determining maximum amounts awardable (or recoverable) pursuant to this Guaranty. This paragraph 1 shall be subject to paragraph 4 in all respects.

2.The liability of Guarantor under this Guaranty shall be unconditional, absolute and primary, and in relation to any right of action which shall accrue to Landlord under the Lease, Landlord may, at its option, proceed from time to time solely against Guarantor or jointly against Guarantor and any other

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person or entity without regard to Tenant’s ability to perform and without first commencing any action, exhausting any remedy, obtaining any judgment or proceeding in any way against Tenant or any other person or entity; and suit may be brought and maintained against Guarantor by Landlord to enforce any liability, duty or obligation guaranteed hereby without joinder of Tenant or any other person or entity. This is not a guaranty of collection.

3.This Guaranty shall continue during the entire term of the Lease and any renewals or extensions thereof and thereafter until Tenant has fully discharged all of its obligations under the Lease and Landlord has recovered possession of the Premises. This Guaranty shall not be diminished by any payment of rental or performance of the terms, covenants or conditions of Tenant by Guarantor until all of Tenant’s obligations under the Lease have been fully discharged and Landlord has recovered possession of the Premises. Upon such discharge by Tenant of its obligations under the Lease, Landlord upon written request from Guarantor or Tenant shall execute and deliver to Guarantor a written release and termination of Guaranty in form and substance reasonably acceptable to Guarantor.

4.Notwithstanding , anything to the contrary contained herein, Guarantor agrees that the Guarantor’s obligations under the terms of this Guaranty shall not be released, diminished, impaired, reduced or affected by the occurrence of any one or more of the following events: (a) the taking or accepting of any other security or guaranty in connection with the Lease; (b) any release, surrender, exchange, subordination or loss of any security or guaranty at any time existing or purported or believed to exist in connection with the Lease; (c) the insolvency, bankruptcy, dissolution, termination, receivership, reorganization or lack of corporate, partnership or other power of Tenant, Guarantor, or any party at any time liable for payment or performance pursuant to the Lease, whether now existing or hereafter occurring; (d) any assignment or subletting by Tenant not permitted pursuant to the terms of the Lease; (e) amendment of the Lease (or any other document between Tenant and Landlord) or any renewal, extension, modification or rearrangement of the terms of payment or performance pursuant to the Lease (or such other document), or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Landlord to Tenant, Guarantor or any other party at any time liable for payment or performance pursuant to the Lease; (f) any neglect, delay, omission, failure, or refusal of Landlord to take or prosecute any action for the collection or enforcement of the Lease, to perfect any security interest, or to foreclose or take or prosecute any action in connection with the Lease; (g) any failure of Landlord to notify Guarantor of any renewal, extension, rearrangement, modification, assignment of the Lease or subletting of the Premises or any part thereof, or of the release of or change in any security or of any other action taken or refrained from being taken by Landlord against Tenant or of any new agreement between Landlord and Tenant, it being understood that Landlord shall make reasonable efforts to give Guarantor notice of any of the foregoing events; or (h) any payment by Tenant to Landlord being held to constitute a preference under the bankruptcy laws or for any other reason Landlord being required to refund such payment or pay the amount thereof to someone else.

5.In the event suit or action is brought upon or in connection with the enforcement of this Guaranty, the prevailing party shall be entitle to recover its reasonable attorneys’ fees and other court costs from the non-prevailing party.

6.This Guaranty shall be binding upon the heirs, legal representatives, successors and assigns of Guarantor and shall inure to the benefit of the heirs, legal representatives, successors and assigns of Landlord.

7.Guarantor represents that (a) Guarantor is the owner of a direct or indirect interest in Tenant and that the undersigned will receive a direct or indirect material benefit from the Landlord

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providing the Tenant Allowance and the Additional TI Allowance to Tenant; (b) Guarantor is familiar with, and has independently reviewed the books and records regarding, the financial condition of Tenant and is familiar with the value of Premises; however, Guarantor is not relying on such financial condition or Premises as an inducement to enter into this Guaranty; (c) Guarantor is duly organized, validly existing, and in good standing under the laws of the state of its organization; and (d) Guarantor has all requisite power and all material governmental certificates of authority, permits, licenses, qualifications and documentation to own, lease and operate its property and assets and to transact the business in which it is engaged or presently proposes to engage.

8.The obligations of Guarantor and any other guarantor or surety of the Lease shall be joint and several. Guarantor agrees that Landlord, in its discretion, may (a) bring suit against Guarantor and any other guarantor or surety of the Lease jointly and severally or against any one or more of them; (b) settle with any or more of the guarantors or sureties of the Lease for such consideration as Landlord may deem proper; (c) release one or more of the guarantors or sureties of the Lease from liability thereunder; and (d) otherwise deal with any one or more of them, in any manner whatsoever, and that no such action shall impair the rights of Landlord to collect under and pursuant to the terms of this Guaranty.

9.This Guaranty and all rights, obligations and liabilities arising hereunder shall be construed according to the laws of the State of Texas. Guarantor agrees that this Guaranty is performable in Collin County, Texas, and waives the right to be sued elsewhere.

10.Guarantor acknowledges that it has received personal and direct consideration for giving this Guaranty, and that this Guaranty is made in consideration of a benefit received by Guarantor.

11.Guarantor waives each right to which it may be entitled by virtue of the laws of the State of Texas governing or relating to suretyship and guaranties, including, without limitation, any rights under Rule 31, Texas Rules of Civil Procedure, Chapter 51 of the Texas Property Code, Section 17.001 of the Texas Civil Practice and Remedies Code, Section 3.605 of the Uniform Commercial Code, and Chapter 34 of the Texas Business and Commerce Code, as any or all of the same may be amended or construed from time to time, or the common law of the State of Texas at all relevant times.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

GUARANTOR:

INTERFACE SECURITY SYSTEMS HOLDINGS, INC.,
a Delaware corporation

By: /s/ Michael J. McLeod
Name: Michael J. McLeod
Title: President & Chief Operating Officer

Signature Page to Guaranty of Lease

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